Exhibit 99.1

ABCO ENERGY ANNOUNCES THIRD QUARTER 2018 RESULTS OF OPERATIONS

ABCO Energy, Inc, (OTC PINK: ABCED) December 21, 2018, Tucson, Arizona, that the company has completed its 20 for 1 reverse stock split on its common shares and the result has been that our shares have been quoted over the $.01 price for the first time in nearly two years. We believe that now the share price will begin to reflect the value of the company's efforts to increase sales and profits and show its maturity as a survivor in the public market place.

Sales for the nine months ended September 30, 2018 were $2,187,919 as compared to $1,168,680 for the same Nine months in 2017. This is an increase of $1,019,239 or 87% above the 2017 sales. Net loss from operations for the nine-month period ended September 30, 2018 was ($17,326) as compared to the net loss of $(295,219) for the same nine month period ended September 30, 2017 mainly due to the increase in sales. The net loss for the period ending September 30, 2018 was $277,893 lower than the September 30, 2017 net loss.

Sales for the three months ended September 30, 2018 were $1,106,898 as compared to $265,856 for the same three months in 2017. This is an increase of$841,042 or 316% of the 2017 sales. ABCO has increased their efforts to sell into the commercial markets and the results of these changes and efforts have begun to materialize and are shown in the results of operations. Net loss for the three-month period ended September 30, 2018 was $(51,280) as compared to the net loss $(379,073) for the same three-month period ended September 30, 2017, a decrease of $327,793.

"Sales gains and more profitable operations has always been our goal, but we have had difficulty improving both over the last few years. We believe we have made significant changes in our business model and expect that the change will have a truly positive affect on our management, employees and shareholders for the long term," said Charles O'Dowd, President. "We have a large backlog of unfinished work for projects to be completed in the 2019 year and this will reflect well in our first quarter results," he added.

ABCO expects to file for designation as trading on the OTCQB marketplace by the end of this fiscal year and hopes for approval in early January 2019.

Safe Harbor Statement

Note: Certain statements in this news release may contain "forward-looking" information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-5 under the Securities Act of 1934 and are subject to the safe harbor created by those rules. All statements, other than the statements of fact, included in this press release may include forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will be accurate and actual results and future events could differ materially from those anticipated in such statements. ABCO undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances or to reflect unanticipated events or developments.

CONTACT INFORMATION: Charles O'Dowd Email: info@abcoenergy.com

ABCO Energy, Inc. 2100 North Wilmot Road #211 Tucson, AZ 85712 Phone: 520-777-0511 Fax: 520-620-5574 Website: www.abcoenergy.com